UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

(  )     Check this box if no longer subject to Section 16.  Form
         4 or Form 5 obligations may continue.  See Instruction
         1(b).

1.  Name and Address of Reporting Person
    GOLDBERG, JUDITH N.
    128 ALLERTON RD.
    NEWTON, MA 02161
    U.S.A.

2.  Issuer Name and Ticker or Trading Symbol
    BGS SYSTEMS, INC.
    BGSS

3.  IRS or Social Security Number of Reporting Person (Voluntary)

4.  Statement for Month/Year
    5/97

5.  If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s)to Issuer (Check all applicable)
    (X) Director  (X) 10% Owner  (  ) Officer (give title below)
    (  ) Other (specify below)

                                         TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED,
                                               DISPOSED OF, OR BENEFICIALLY OWNED

1. Title of Security| 2. Transaction| 3. Transaction| 4. Securities         | 5. Amount of       | 6. Ownership  |7.  Nature of |
   (Instr. 3)       |    Date       |    Code       |    Acquired (A)       |    Securities      |    Form:      |    Indirect  |
                    |               |    (Instr. 8) |    or Disposed        |    Beneficially    |    Direct (D) |    Beneficial|
                    |    (Month/    |               |    of (D)             |    Owned at End    |    or Indirect|    Ownership |
                    |    Day/       |               |    (Instr. 3,4,       |    of Month        |    (I)        |    (Instr. 4)|
                    |    Year)      |               |    and 5)             |    (Instr. 3 and 4)|    (Instr. 4) |              |
                    |               |          |    |          |(A) or|     |                    |               |              |
                    |               |    Code  | V  |    Amount|(D)   |Price|                    |               |              |
_________________________________________________________________________________________________________________________________
   Common Stock          5/16/97         J(1)    V       175,000 D
---------------------------------------------------------------------------------------------------------------------------------
   Common Stock          5/16/97         J(1)    V       175,000 A                                    D
---------------------------------------------------------------------------------------------------------------------------------
   Common Stock          5/16/97         J(2)    V       175,000 D




---------------------------------------------------------------------------------------------------------------------------------
   Common Stock          5/16/97         J(2)    V       175,000 A               1,086,514(3)         I/D             Through
                                                                                                                      Partnership
                                                                                                                      (4)
---------------------------------------------------------------------------------------------------------------------------------

                                           TABLE II -- DERIVATIVE SECURITIES ACQUIRED,
                                               DISPOSED OF, OR BENEFICIALLY OWNED

1. Title of        | 2. Conver-  | 3. Trans-  | 4. Trans-  | 5. Number of    | 6. Date Exer-     | 7. Title and Amount |
   Derivative      |    sion or  |    action  |    action  |    Derivative   |    cisable and    |    of Underlying    |
   Security        |    Exercise |    Date    |    Code    |    Securities   |    Expiration     |    Securities       |
   (Instr. 3)      |    Price of |    (Month/ |    (Instr. |    Acquired     |    Date           |    (Instr. 3 and 4) |
                   |    Deri-    |    Date/   |    8)      |    (A) or       |    (Month/Day/    |                     |
                   |    vative   |    Year)   |            |    Disposed of  |    Year)          |                     |
                   |    Security |            |            |    (D) (Instr.  |                   |                     |
                   |             |            |            |    3, 4 and 5) |                    |                     |
                   |             |            |____________|_________________|___________________|_____________________|
                   |             |            |      |     |        |        |         |         |        |            |
                   |             |            |      |     |        |        | Date    | Expira- |        | Amount or  |
                   |             |            |      |     |        |        | Exer-   | tion    |        | Number of  |
                   |             |            | Code |  V  |  (A)   |  (D)   | cisable | Date    | Title  | Shares     |
___________________|_____________|____________|______|_____|________|________|_________|_________|________|____________|
                   |             |            |      |     |        |        |         |         |        |            |
                   |             |            |      |     |        |        |         |         |        |            |
___________________|_____________|____________|______|_____|________|________|_________|_________|________|____________|
                   |             |            |      |     |        |        |         |         |        |            |
___________________|_____________|____________|______|_____|________|________|_________|_________|________|____________|
                   |             |            |      |     |        |        |         |         |        |            |
___________________|_____________|____________|______|_____|________|________|_________|_________|________|____________|
                   |             |            |      |     |        |        |         |         |        |            |
___________________|_____________|____________|______|_____|________|________|_________|_________|________|____________|
                   |             |            |      |     |        |        |         |         |        |            |
___________________|_____________|____________|______|_____|________|________|_________|_________|________|____________|
                   |             |            |      |     |        |        |         |         |        |            |
___________________|_____________|____________|______|_____|________|________|_________|_________|________|____________|
                   |             |            |      |     |        |        |         |         |        |            |
___________________|_____________|____________|______|_____|________|________|_________|_________|________|____________|
                   |             |            |      |     |        |        |         |         |        |            |
___________________|_____________|____________|______|_____|________|________|_________|_________|________|____________|
                   |             |            |      |     |        |        |         |         |        |            |
___________________|_____________|____________|______|_____|________|________|_________|_________|________|____________|
                   |             |            |      |     |        |        |         |         |        |            |
___________________|_____________|____________|______|_____|________|________|_________|_________|________|____________|

|  8. Price of          | 9. Number of      | 10. Ownership     | 11. Nature of   |
|     Derivative        |    derivative     |     Form of       |     Indirect    |
|     Security          |    Securities     |     Derivative    |     Beneficial  |
|     (Instr. 5)        |    Benefi-        |     Security      |     Ownership   |
|                       |    cially         |     Direct (D)    |     (Instr. 4)  |
|                       |    Owned at       |     or Indirect   |                 |
|                       |    End of         |     (I) (Instr.   |                 |
|                       |    Month          |     4)            |                 |




|                       |    (Instr. 4)     |                   |                 |
|_______________________|___________________|___________________|_________________|
|                       |                   |                   |                                              |
|_______________________|___________________|___________________|_________________|
|                       |                   |                   |                 |
|_______________________|___________________|___________________|_________________|
|                       |                   |                   |                 |
|_______________________|___________________|___________________|_________________|
|                       |                   |                   |                 |
|_______________________|___________________|___________________|_________________|
|                       |                   |                   |                 |
|_______________________|___________________|___________________|_________________|
|                       |                   |                   |                 |
|_______________________|___________________|___________________|_________________|
|                       |                   |                   |                 |
|_______________________|___________________|___________________|_________________|
|                       |                   |                   |                 |
|_______________________|___________________|___________________|_________________|
|                       |                   |                   |                 |
|_______________________|___________________|___________________|_________________|
|                       |                   |                   |                 |
|_______________________|___________________|___________________|_________________|

Explanation of Responses:

(1) Pursuant to Rule 16a-13, this transaction is exempt from any Section 16 reporting obligations. The Reporting Person is voluntarily disclosing the transaction on this Form 4. The transaction was a discretionary distribution without consideration of 175,000 shares from the Robert P. Goldberg Revocable Trust #2, of which the Reporting Person is the sole current beneficiary and co-trustee, to the Reporting Person.

(2) Pursuant to Rule 16a-13, this transaction is exempt from any Section 16 reporting obligations. The Reporting Person is voluntarily disclosing the transaction on this Form 4. The transaction was a transfer by the Reporting Person of 175,000 shares to a limited partnership of which the Reporting Person is the sole limited partner owning a 99.9% limited partnership interest.

(3)   As of the date of filing.

(4) The Reporting Person has an indirect pecuniary interest in 175,000 shares as the 99.9% limited partner of the limited partnership to which the shares were transferred by the Reporting Person.

                   /s/ C. Russel Hansen, Jr.

                       for Judith N. Goldberg   May 29, 1997
                   __________________________   _________________
                   **Signature of                   Date
                     Reporting Person

**    Intentional misstatements or omissions of facts constitute
      Federal Criminal Violations.  See U.S.C. 1001 and 15 U.S.C.
      78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is sufficient, see Instruction 6 for procedure.









































02094001.AA2